CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$3,305,000	$384.04
(1)	Calculated in accordance with Rule 457(r) of the Securities Act.
(2)	Pursuant to Rule 457(p) under the Securities Act, the $238,654.75 remaining of the relevant portion of the registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $384.04 is offset against the registration fee due for this offering and of which $238,270.71 remains available for future registration fee offset. No additional registration fee has been paid with respect to this offering. See the “Calculation of Registration Fee” table accompanying the filing of Pricing Supplement No. 2015-CMTNG0369 dated February 12, 2015, filed by Citigroup Inc. on February 17, 2015, for information regarding the registration fees that are being carried forward.

Citigroup Inc.	May 27, 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0546 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. The securities offer the potential for contingent quarterly coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; (ii) your actual yield may be negative because you may receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity; and (iii) the securities may be automatically redeemed prior to maturity. Each of these risks will depend on the performance of the worst performing of the S&P 500® Index, the Russell 2000® Index and the shares of the iShares® MSCI EAFE ETF (each, an “underlying asset”), as described below. You will be subject to risks associated with each of the underlying assets and will be negatively affected by adverse movements in any of the underlying assets regardless of the performance of any other underlying assets. Although you will be exposed to downside risk with respect to the worst performing underlying asset, you will not participate in any appreciation of the underlying assets or receive any dividends paid on the stocks included in or held by the underlying assets.
▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.
KEY TERMS
Underlying assets:	Underlying assets	Starting level*	Barrier level**
	S&P 500® Index	2,123.48	1,592.610
	Russell 2000® Index	1,254.357	940.768
	Shares of the iShares® MSCI EAFE ETF	$67.41	$50.558
	* The closing level of the applicable underlying assets on the pricing date ** For each of the underlying assets, 75% of the applicable starting level

Aggregate stated principal amount:	$3,305,000
Stated principal amount:	$1,000 per security
Pricing date:	May 27, 2015
Issue date:	May 29, 2015
Valuation dates:	The 27th day of each February, May, August and November, beginning in August 2015 and ending on May 27, 2020 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day for any of the underlying assets or if certain market disruption events occur with respect to any of the underlying assets
Maturity date:	Unless earlier redeemed, June 3, 2020
Contingent coupon payment dates:	For each valuation date, the fifth business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date
Contingent coupon:	On each quarterly contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 2.375% (equal to 9.50% per annum) of the stated principal amount of the securities if and only if the closing level of the worst performing underlying asset on the related valuation date is greater than or equal to the applicable barrier level. If the closing level of the worst performing underlying asset on any quarterly valuation date is less than the applicable barrier level, you will not receive any contingent coupon payment on the related contingent coupon payment date.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will be entitled to receive at maturity for each security you then hold:

▪   If the final level of the worst performing underlying asset on the final valuation date is greater than or equal to the applicable barrier level: $1,000 plus the contingent coupon payment due at maturity

▪   If the final level of the worst performing underlying asset on the final valuation date is less than the applicable barrier level:

$1,000 × the underlying asset performance factor of the worst performing underlying asset on the final valuation date

If the final level of the worst performing underlying asset on the final valuation date is less than the applicable barrier level, you will receive less than 75% of the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity.

Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer
Per security:	$1,000.00	$23.50	$976.50
Total:	$3,305,000.00	$77,667.50	$3,227,332.50

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $957.00 per security, which is less than the issue price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $976.50 per security, assuming no custodial fee is charged by a selected dealer, and up to $981.50, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-02 dated November 13, 2013         Underlying Supplement No. 3 dated November 13, 2013

Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

KEY TERMS (continued)
Automatic early redemption:	If, on any quarterly valuation date prior to the final valuation date, the closing level of the worst performing underlying asset is greater than or equal to the applicable starting level, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment
Final level:	For each of the underlying assets, the applicable closing level on the final valuation date
Closing level:	For each underlying asset, its closing level or closing price, as applicable
Underlying asset performance factor:	For each of the underlying assets on any valuation date, the applicable closing level on that valuation date divided by the applicable starting level
Worst performing underlying asset:	For any valuation date, the underlying asset with the lowest underlying asset performance factor on that valuation date
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17298CBD9 / US17298CBD92
Underwriter:	CGMI, an affiliate of the issuer, acting as principal

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity. These events, including market disruption events and other events affecting the underlying assets, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an ETF” or “—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding each underlying asset that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of a valuation date. If a scheduled valuation date is not a scheduled trading day for any of the underlying assets or if a market disruption event occurs with respect to any of the underlying assets on a scheduled valuation date, that valuation date will be subject to postponement as described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index— Consequences of a Market Disruption Event; Postponement of a Valuation Date” or “—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date.” If a scheduled valuation date is postponed, the closing level of each of the underlying assets in respect of that valuation date will be determined based on (i) for any underlying assets for which the originally scheduled valuation date is a scheduled trading day and as to which a market disruption event does not occur on the originally scheduled valuation date, the closing level of such underlying assets on the originally scheduled valuation date and (ii) for any other underlying assets, the closing level of such underlying assets on the valuation date as postponed (or, if earlier, the first scheduled trading day for such underlying assets following the originally scheduled valuation date on which a market disruption event did not occur with respect to such underlying assets).

Dilution and Reorganization Adjustments. With respect to the iShares® MSCI EAFE ETF, the starting level and the barrier level are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the starting level and the barrier level are each subject to adjustment upon the occurrence of any of the events described in that section.

May 2015	PS-2

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

Hypothetical Examples

The examples below illustrate how to determine whether a contingent coupon will be paid with respect to a quarterly valuation date and how to calculate the payment at maturity on the securities, assuming the securities are not automatically redeemed prior to maturity. You should understand that the term of the securities, and your opportunity to receive the contingent coupon payments on the securities, may be limited to as short as three months if the securities are automatically redeemed prior to the maturity date, which is not reflected in the examples below. Unless earlier redeemed, during the term of the securities, there are twenty valuation dates. For ease of analysis, figures in the table below may have been rounded.

The examples below are based on the following values in order to illustrate how the securities work:

Underlying asset	Starting level	Barrier level
S&P 500® Index	2,123.48	1,592.610 (75% of the applicable hypothetical starting level)
Russell 2000® Index	1,254.357	940.768 (75% of the applicable hypothetical starting level)
Shares of the iShares® MSCI EAFE ETF	$67.41	$50.558 (75% of the applicable hypothetical starting level)
Contingent coupon rate:		9.50% per annum, paid quarterly

Hypothetical Examples of Contingent Coupon Payments and any Payment upon an Automatic Early Redemption with Respect to a Quarterly Valuation Date

The following examples illustrate the hypothetical contingent coupon payments with respect to the first three hypothetical quarterly valuation dates during the term of the securities.

	Hypothetical closing level of the S&P 500® Index	Hypothetical closing level of the Russell 2000® Index	Hypothetical closing price of the shares of the iShares® MSCI EAFE ETF	Hypothetical contingent coupon payment per security and any payment upon an automatic early redemption
Example 1: Hypothetical valuation date 1	2,548.18 (Underlying asset performance factor = 2,548.18 / 2,123.48 = 1.200)	1,379.793 (Underlying asset performance factor = 1,379.793 / 1,254.357 = 1.100)	$57.30 (Underlying asset performance factor = $57.30 / $67.41 = 0.850)	$23.75
Example 2: Hypothetical valuation date 2	1,486.44 (Underlying asset performance factor = 1,486.44 / 2,123.48 = 0.700)	627.179 (Underlying asset performance factor = 627.179 / 1,254.357 = 0.500)	$87.63 (Underlying asset performance factor = $87.63 / $67.41 = 1.300)	$0.00
Example 3: Hypothetical valuation date 3	2,274.25 (Underlying asset performance factor = 2,274.25 / 2,123.48 = 1.071)	1,355.960 (Underlying asset performance factor = 1,355.960 / 1,254.357 = 1.081)	$73.54 (Underlying asset performance factor = $73.54 / $67.41 = 1.091)	$1,023.75 ($1,000 stated principal amount per security plus the related contingent coupon payment)

Example 1: On hypothetical valuation date 1, the shares of the iShares® MSCI EAFE ETF have the lowest underlying asset performance factor and, therefore, are the worst performing underlying asset. In this scenario, the closing level of the worst performing underlying asset is greater than the applicable barrier level and investors in the securities would receive the contingent coupon payment of $23.75 per security on the related contingent coupon payment date.

Example 2: On hypothetical valuation date 2, the Russell 2000® Index has the lowest underlying asset performance factor and, therefore, is the worst performing underlying asset. In this scenario, the closing level of the worst performing underlying asset is less than the applicable barrier level and investors would not receive any payment on the related contingent coupon payment date, even though the other underlying assets have appreciated from the applicable starting level.

Investors in the securities will not receive a contingent coupon payment with respect to a valuation date if, on that valuation date, the closing level of the worst performing underlying asset is less than the applicable barrier level.

Example 3: On hypothetical valuation date 3, the hypothetical closing levels of all of the underlying assets are greater than the applicable barrier levels. In this scenario, the closing level of the worst performing underlying asset is greater than the applicable

May 2015	PS-3

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

starting level and the securities would be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment, or $1,023.75.

Hypothetical Examples of the Payment at Maturity on the Securities

The following examples illustrate the payment at maturity on the securities as determined by the applicable final levels of the underlying assets on the final valuation date.

	Hypothetical final level of the S&P 500® Index	Hypothetical final level of the Russell 2000® Index	Hypothetical final level of the shares of the iShares® MSCI EAFE ETF	Hypothetical payment at maturity per security
Example 4	2,760.52 (Underlying asset performance factor = 2,760.52 / 2,123.48 = 1.300)	1,505.228 (Underlying asset performance factor = 1,505.228 / 1,254.357 = 1.200)	$74.15 (Underlying asset performance factor = $74.15 / $67.41 = 1.100)	$1,023.75
Example 5	1,061.74 (Underlying asset performance factor = 1,061.74 / 2,123.48 = 0.500)	878.050 (Underlying asset performance factor = 878.050 / 1,254.357 = 0.700)	$60.67 (Underlying asset performance factor = $60.67 / $67.41 = 0.900)	$500.00
Example 6	1,486.44 (Underlying asset performance factor = 1,486.44 / 2,123.48 = 0.700)	250.871 (Underlying asset performance factor = 250.871 / 1,254.357 = 0.200)	$71.52 (Underlying asset performance factor = $71.52/ $67.41 = 1.061)	$200.00

Example 4: In this example, the shares of the iShares® MSCI EAFE ETF are the worst performing underlying asset. In this scenario, the final level of the worst performing underlying asset is greater than the applicable barrier level. Accordingly, at maturity, you would receive the stated principal amount of the securities plus the contingent coupon payment of $23.75 per security but you would not participate in the appreciation of any of the underlying assets.

Example 5: In this example, the S&P 500® Index is the worst performing underlying asset. In this scenario, the final level of the worst performing underlying asset is less than the applicable barrier level. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000 × underlying asset performance factor of the S&P 500® Index on the final valuation date

= $1,000 × 0.500

= $500

In this scenario, you would receive significantly less than the stated principal amount of your securities at maturity. You would incur a loss based on the performance of the worst performing underlying asset, even though the final levels of the other underlying assets were greater than the applicable barrier levels. In addition, because the final level of the worst performing underlying asset is below the applicable barrier level, you will not receive any quarterly contingent coupon payment.

Example 6: In this example, the Russell 2000® Index is the worst performing underlying asset and its final level is less than the applicable barrier level. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000 × underlying asset performance factor of the Russell 2000® Index on the final valuation date

= $1,000 × 0.200

= $200

In this scenario, because the closing level of the worst performing underlying asset on the final valuation date is less than the applicable barrier level, you would lose a significant portion of your investment in the securities. In addition, because the final level of the worst performing underlying asset is below the applicable barrier level, you will not receive any quarterly contingent coupon payment. If the closing level of the worst performing underlying asset were less than the applicable barrier level on each valuation date, you would not have received any quarterly contingent coupon payments in addition to receiving significantly less than the stated principal amount of your securities at maturity.

May 2015	PS-4

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with any of the underlying assets. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the performance of the worst performing underlying asset. If the closing level of the worst performing underlying asset is less than the applicable barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlying asset has declined from its starting level, regardless of the performance of the other underlying assets. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon payment for any quarter in which the closing level of the worst performing underlying asset is less than the applicable barrier level on the related valuation date. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing level of the worst performing underlying asset on the related valuation date is greater than or equal to the applicable barrier level. If the closing level of the worst performing underlying asset is less than the applicable barrier level on any quarterly valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the closing level of the worst performing underlying asset is below the applicable barrier level on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪	The securities are subject to the risks of all of the underlying assets and will be negatively affected if any of the underlying assets performs poorly, even if the other underlying assets perform well. You are subject to risks associated with each of the underlying assets. If any of the underlying assets performs poorly, you will be negatively affected, even if the other underlying assets perform well. The securities are not linked to a basket composed of the underlying assets, where the better performance of one or two could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlying assets is the worst performing underlying asset.

▪	You will not benefit in any way from the performance of the better performing underlying assets. The return on the securities depends solely on the performance of the worst performing underlying asset, and you will not benefit in any way from the performance of the other underlying assets. The securities may underperform a similar alternative investment linked to a basket composed of the underlying assets, since in such case the performance of the better performing underlying assets would be blended with the performance of the worst performing underlying asset, resulting in a better return than the return of the worst performing underlying asset.

▪	You will be subject to risks relating to the relationship among the underlying assets. It is preferable from your perspective for the underlying assets to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlying assets will not exhibit this relationship. The less correlated the underlying assets, the more likely it is that any one of the underlying assets will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying assets to perform poorly; the performance of the underlying assets that are not the worst performing underlying asset is not relevant to your return on the securities at maturity or upon an earlier automatic redemption. It is impossible to predict what the relationship among the underlying assets will be over the term of the securities. Each of the underlying assets represents equity markets of the economy. The S&P 500® Index represents large capitalization stocks in the United States, the Russell 2000® Index represents small capitalization stocks in the United States and the iShares® MSCI EAFE ETF represents international equity markets. Accordingly, the underlying assets represent markets that differ in significant ways and, therefore, may not be correlated with each other.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that you may receive significantly less than the stated principal amount of your securities at maturity. The volatility of and the correlation among the underlying assets are important factors affecting these risks. Greater expected

May 2015	PS-5

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

volatility of and lower expected correlation among the underlying assets as of the pricing date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the pricing date that the closing level of the worst performing underlying asset will be less than the applicable barrier level on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that the closing level of the worst performing underlying asset will be less than the applicable barrier level on the final valuation date, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	You may not be adequately compensated for assuming the downside risk of the worst performing underlying asset. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the worst performing underlying asset, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates or because the securities have been automatically redeemed prior to the maturity date. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the worst performing underlying asset, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed prior to maturity, interest rate risk and our credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the worst performing underlying asset.

▪	Investing in the securities is not equivalent to investing in any of the underlying assets or the stocks included in or held by any of the underlying assets. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying assets. As of May 27, 2015, the average dividend yield of the S&P 500® Index was approximately 1.97% per year, which, if this dividend yield remained constant for the term of the securities, would be equivalent to approximately 9.85% (assuming no reinvestment of dividends) over the term of the securities. As of May 27, 2015, the average dividend yield of the Russell 2000® Index was approximately 1.37% per year, which, if this dividend yield remained constant for the term of the securities, would be equivalent to approximately 6.85% (assuming no reinvestment of dividends) over the term of the securities. As of May 27, 2015, the average dividend yield of the iShares® MSCI EAFE ETF was approximately 3.35% per year, which, if this dividend yield remained constant for the term of the securities, would be equivalent to approximately 16.75% (assuming no reinvestment of dividends) over the term of the securities. Although it is impossible to predict whether the dividend yields over the term of the securities will be higher, lower or the same as the dividend yields or the average dividend yields over any period, investors should understand that they will not receive any potential dividend payments under the securities. In addition, because you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates, you may receive substantially less under the securities than an alternative investment that provided for the payment of any dividends on the stocks that constitute the underlying assets.

▪	The securities may be automatically called prior to maturity, limiting your opportunity to receive contingent coupon payments. On any valuation date prior to the final valuation date, the securities will be automatically called if the closing level of the worst performing underlying asset on that valuation date is greater than or equal to the applicable starting level. Thus, the term of the securities may be limited to as short as three months. If the securities are called prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure to the underlying assets, but no upside exposure to the underlying assets. You will not participate in any appreciation in the level of the underlying assets over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying assets over the term of the securities. In addition, you will not receive any dividends or other distributions or any other rights with respect to the underlying assets.

▪	The performance of the securities will depend on the closing levels of the underlying assets solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying assets. Whether the contingent coupon will be paid for any given quarter and whether the securities will be automatically redeemed prior to maturity will depend on the closing levels of the underlying assets solely on the applicable quarterly valuation dates, regardless of the closing levels of the underlying assets on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing level of the worst performing underlying asset on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing levels of the underlying assets on a limited number of dates, the securities will be particularly sensitive to volatility in the closing levels of the underlying assets. You should understand that each of the underlying assets has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive any amounts owed to you under the securities.

▪	The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole

May 2015	PS-6

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the underlying assets, dividend yields on the stocks included in or held by, as applicable, the underlying assets and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying assets and a number of other factors, including the price and volatility of the stocks included in or held by, as applicable, the underlying assets, the correlation between the underlying assets, dividend yields on the stocks included in or held by, as applicable, the underlying assets, the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the stocks held by the iShares® MSCI EAFE ETF trade, the correlation between those rates and the price of the shares of the iShares® MSCI EAFE ETF, interest rates in the United States and in each of the markets of the stocks held by the iShares® MSCI EAFE ETF, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.

May 2015	PS-7

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	The iShares® MSCI EAFE ETF is subject to risks associated with non-U.S. markets. The iShares® MSCI EAFE ETF tracks international equity markets. Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	Fluctuations in exchange rates will affect the price of the iShares® MSCI EAFE ETF. Because the iShares® MSCI EAFE ETF invests in stocks that are traded in non-U.S. currencies, while the net asset values of the iShares® MSCI EAFE ETF are based on the U.S. dollar value of those stocks, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. If the U.S. dollar generally strengthens against the currencies in which those stocks trade, the prices of the shares of the iShares® MSCI EAFE ETF will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

▪	Changes that affect the underlying assets may affect the value of your securities. The sponsors of the S&P 500® Index, the Russell 2000® Index or the index underlying the iShares® MSCI EAFE ETF may add, delete or substitute the stocks that constitute those indexes or make other methodological changes that could affect the levels of those indexes. In addition, the investment adviser to the iShares® MSCI EAFE ETF may change the manner in which the iShares® MSCI EAFE ETF operates or its investment objectives at any time. We are not affiliated with any such index sponsor or investment advisor and, accordingly, we have no control over any changes any such index sponsor or investment adviser may make. Such changes could be made at any time and could adversely affect the performance of the underlying assets and the value of and your payment at maturity on the securities.

▪	Even if the issuer of the iShares® MSCI EAFE ETF pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on shares of the iShares® MSCI EAFE ETF unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the shares of the iShares® MSCI EAFE ETF on the date of declaration of the dividend. Any dividend will reduce the closing price of the shares of the iShares® MSCI EAFE ETF by the amount of the dividend per share. If the issuer of the iShares® MSCI EAFE ETF pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the iShares® MSCI EAFE ETF. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the shares of the iShares® MSCI EAFE ETF would not.

▪	The securities may become linked to shares of an issuer other than the original issuer of the iShares® MSCI EAFE ETF upon the occurrence of a reorganization event or upon the delisting of the shares of the iShares® MSCI EAFE ETF. For example, if the issuer of the iShares® MSCI EAFE ETF enters into a merger agreement that provides for holders of the shares of

May 2015	PS-8

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

the iShares® MSCI EAFE ETF to receive shares of another entity, the shares of such other entity will become the applicable underlying asset for all purposes of the securities upon consummation of the merger. Additionally, if the shares of the iShares® MSCI EAFE ETF are delisted or the iShares® MSCI EAFE ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable underlying asset. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The iShares® MSCI EAFE ETF may not completely track the performance of the index it seeks to track. The price of the shares of the iShares® MSCI EAFE ETF will reflect transaction costs and fees of the iShares® MSCI EAFE ETF that are not included in the calculation of the MSCI EAFE Index, the index that they seek to track. In addition, the iShares® MSCI EAFE ETF may not hold all of the stocks included in, and may hold securities and derivative instruments that are not included in, the MSCI EAFE Index.

▪	Changes made by the investment adviser to the iShares® MSCI EAFE ETF or by the sponsor of the index underlying the iShares® MSCI EAFE ETF may affect the shares of the iShares® MSCI EAFE ETF. We are not affiliated with the investment adviser to the iShares® MSCI EAFE ETF or with the sponsor of the index underlying the iShares® MSCI EAFE ETF. Accordingly, we have no control over any changes the investment adviser or sponsor may make to the iShares® MSCI EAFE ETF or the index underlying the iShares® MSCI EAFE ETF. Such changes could be made at any time and could adversely affect the performance of the shares of the iShares® MSCI EAFE ETF.

▪	Our offering of the securities is not a recommendation of any underlying asset. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying assets is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying assets or in instruments related to the underlying assets and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying assets. These and other of our affiliates’ activities may affect the level or price, as applicable, of the underlying assets in a way that has a negative impact on your interests as a holder of the securities.

▪	The level or price of an underlying asset may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the stocks included in the S&P 500® Index and the Russell 2000® Index and in the shares of the iShares® MSCI EAFE ETF and other financial instruments related to the underlying assets or the stocks included in or held by the underlying assets and may adjust such positions during the term of the securities. Our affiliates also trade the stocks included in the S&P 500® Index, the Russell 2000® Index and the shares of the iShares® MSCI EAFE ETF and other related financial instruments on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level or price, as applicable, of the underlying assets in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks included in or held by the underlying assets or with the iShares® MSCI EAFE ETF, including extending loans to, making equity investments in or providing advisory services to such companies or the iShares® MSCI EAFE ETF. In the course of this business, we or our affiliates may acquire non-public information which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such company, they may exercise any remedies against such company that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, the discontinuance of the S&P 500® Index and the Russell 2000® Index or events with respect to the iShares® MSCI EAFE ETF that may require a dilution adjustment or the delisting of the iShares® MSCI EAFE ETF, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. As described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if

May 2015	PS-9

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Information About the S&P 500® Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement. Please refer to the sections “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on May 27, 2015 was 2,123.48.

The graph below shows the closing levels of the S&P 500® Index for each day such level was available from January 4, 2010 to May 27, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 4, 2010 to May 27, 2015

May 2015	PS-10

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investment Group and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—Russell 2000® Index—License with Russell” in the accompanying underlying supplement.

Please refer to the sections “Equity Index Descriptions—Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index.

Historical Information

The closing level of the Russell 2000® Index on May 27, 2015 was 1,254.357.

The graph below shows the closing levels of the Russell 2000® Index for each day such level was available from January 4, 2010 to May 27, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 4, 2010 to May 27, 2015

May 2015	PS-11

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

Information About the iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in certain developed markets, excluding the United States and Canada, as measured by the MSCI EAFE® Index. However, for purposes of the securities, the performance of the iShares® MSCI EAFE ETF will reflect only its price performance, as any dividends paid on the shares of the iShares® MSCI EAFE ETF will not be factored into a determination of the closing level of the iShares® MSCI EAFE ETF. The MSCI EAFE® Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets, excluding the United States and Canada.

The iShares® MSCI EAFE ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® MSCI EAFE ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® MSCI EAFE ETF trades on the NYSE Arca under the ticker symbol “EFA.”

Please refer to the section “Fund Descriptions—iShares® MSCI EAFE ETF” in the accompanying underlying supplement for important disclosures regarding the iShares® MSCI EAFE ETF.

This pricing supplement relates only to the securities offered hereby and does not relate to the iShares® MSCI EAFE ETF or other securities of iShares®, Inc. We have derived all disclosures contained in this pricing supplement regarding the iShares® MSCI EAFE ETF and iShares®, Inc. from the publicly available documents described above. In connection with the offering of the securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®, Inc. or the index underlying the iShares® MSCI EAFE ETF.

The securities represent obligations of Citigroup Inc. only. iShares®, Inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the iShares® MSCI EAFE ETF.

Historical Information

The graph below shows the closing price of shares of the iShares® MSCI EAFE ETF for each day such price was available from January 4, 2010 to May 27, 2015. The table that follows shows the high and low closing prices of, and dividends paid on, the iShares® MSCI EAFE ETF for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of shares of the iShares® MSCI EAFE ETF as an indication of future performance.

iShares® MSCI EAFE ETF – Historical Closing Prices January 4, 2010 to May 27, 2015

May 2015	PS-12

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

iShares® MSCI EAFE ETF	High	Low	Dividends
2010
First Quarter	$57.96	$50.45	$0.00000
Second Quarter	$58.03	$46.29	$0.85863
Third Quarter	$55.42	$47.09	$0.00000
Fourth Quarter	$59.46	$54.25	$0.53819
2011
First Quarter	$61.91	$55.31	$0.00000
Second Quarter	$63.87	$57.10	$1.14099
Third Quarter	$60.80	$46.66	$0.00000
Fourth Quarter	$55.57	$46.45	$0.56923
2012
First Quarter	$55.80	$49.15	$0.00000
Second Quarter	$55.51	$46.55	$1.14909
Third Quarter	$55.15	$47.62	$0.00000
Fourth Quarter	$56.88	$51.96	$0.60952
2013
First Quarter	$59.89	$56.90	$0.00000
Second Quarter	$63.53	$57.03	$0.00000
Third Quarter	$65.05	$57.55	$1.15150
Fourth Quarter	$67.06	$62.71	$0.55171
2014
First Quarter	$68.03	$62.31	$0.00000
Second Quarter	$70.67	$66.26	$0.00000
Third Quarter	$69.25	$64.12	$1.67620
Fourth Quarter	$64.51	$59.53	$0.58518
2015
First Quarter	$65.99	$58.48	$0.00000
Second Quarter (through May 27, 2015)	$68.42	$64.63	$0.00000

The closing price of the iShares® MSCI EAFE ETF on May 27, 2015 was $67.41.

We make no representation as to the amount of dividends, if any, that may be paid on shares of the iShares® MSCI EAFE ETF in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on shares of the iShares® MSCI EAFE ETF.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”). In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that it is unable to

May 2015	PS-13

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will treat 21.63% of each coupon payment as interest on the Deposit and 78.37% as Put Premium for each security.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

Subject to the discussion in the accompanying product supplement regarding “FATCA,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $23.50 for each $1,000 security sold in this offering (or up to $5.00 per security in the case of sales to fee-based advisory accounts). CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $23.50 for each security they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each security they sell to fee-based advisory accounts. CGMI will pay the registered representatives of CGMI a fixed selling concession of $23.50 for each $1,000 security they sell directly to the public.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing levels of any of the underlying assets and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

May 2015	PS-14

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI EAFE ETF Due June 3, 2020

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel-Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel-Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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May 2015	PS-15